Exhibit 99.1 News Release
News Announcement                                                                                           For Immediate Release
CONTACT
Ronda J. Williams, Investor Relations
Oil-Dri Corporation of America
312/706-3232; ronda.williams@oildri.com

Oil-Dri Announces Third Quarter And Nine-Month Results

CHICAGO – (June 7, 2011) – Oil-Dri Corporation of America (NYSE: ODC) today announced net sales for the third quarter of $55,538,000, a 1% decrease compared with net sales of $56,259,000 for the same quarter of the previous year.  Net income for the third quarter was $1,860,000, or $0.26 per diluted share, a 26% decrease compared with net income of $2,586,000, or $0.35 per diluted share, in the same quarter one year ago.

Net sales for the nine-month period were $169,024,000, a 3% increase compared with net sales of $164,397,000 in the same period one year ago.  Net income for the nine-month period was $6,156,000, or $0.86 per diluted share, a 10% decrease compared with net income of $7,042,000, or $0.96 per diluted share, in the same period one year ago.

Third Quarter Business Review
President and Chief Executive Officer Daniel S. Jaffee said, “This quarter’s results were disappointing with both reporting segments showing sales, volume and income declines.  The Business to Business Products Group results were negatively impacted by reduced demand for bleaching clays and animal health products sold in international markets.

“Overall sales declines in the Retail and Wholesale Products Group were driven by decreased unit volume of private label coarse cat litters.  Our foreign subsidiaries in Canada and the UK also recorded sales declines.

“We continue to incur higher costs for freight, packaging and materials.  Higher costs for diesel fuel, resin and paper were key contributing factors that have negatively impacted margins in the quarter.

“This year we have made substantial investments in developing a new consumer product.  We expect that development for this new product will be completed in this fiscal year and anticipate the product launch in early fiscal 2012.  Marketing and brand development costs were nearly $400,000 in the quarter, with additional capital investment incurred.”

Third Quarter Segment Review
Net sales for the Company’s Business to Business Products Group in the third quarter were $18,406,000, a 1% decrease from net sales in the same quarter one year ago.  Group income was $4,819,000, a 13% decrease from the same quarter one year ago.  Net sales and unit volume declines of bleaching clays and animal health products in international markets drove the product groups’ results in the quarter.  Bleaching clay sales were down due to reduced product usage for biodiesel applications.  International distributor changes weakened sales of animal health products.  Increased sales of agricultural chemical carriers were driven by higher prices and increased unit volume.  Interest in Verge granules continues to grow but manufacturing costs have been higher than anticipated contributing to reduced group income in the quarter.  Group income was also negatively impacted by higher operating costs for freight, materials and packaging.

Net sales for the Company’s Retail and Wholesale Products Group in the third quarter were $37,132,000, a 1% decrease from net sales in the same quarter one year ago.  Group income was $2,311,000, a 27% decrease from the same quarter one year ago.  Net sales and unit volume of private label cat litters were down.  Net sales of industrial floor absorbents and sports turf products were relatively flat compared to the same quarter one year ago.  Group income in the quarter was negatively impacted by significant increases in operating costs for freight, materials, packaging, and new product marketing.

Financial Review
Cash, cash equivalents and short-term investments at April 30, 2011 totaled $36,205,000.  Capital expenditures for the fiscal year to date totaled $10,210,000, which is $3,898,000 more than the fiscal year’s depreciation and amortization of $6,312,000.

On March 11, 2011, Oil-Dri’s Board of Directors declared quarterly cash dividends of $0.16 per share of outstanding Common Stock and $0.12 per share of outstanding Class B Stock.  The dividends were paid on June 3, 2011 to stockholders of record at the close of business on May 20, 2011.

At the end of the third quarter, the annualized dividend yield on the Company’s Common Stock was 2.9%, based on the quarter’s stock closing price of $22.09 per share and the latest cash quarterly dividend of $0.16.  The Company has paid cash dividends continuously since 1974 and has increased dividends annually for the past seven years.

During the third quarter, the Company repurchased 14,218 shares of Common Stock at an average price of $19.73 per share.  At the end of the third quarter, the Company’s repurchase authorization had 366,877 shares of Common Stock remaining.

Looking Forward
Jaffee continued, “We are excited about our new consumer product that is scheduled to launch in early fiscal 2012.  This has negatively impacted this year’s results and we do not expect this product to positively contribute to earnings in the coming fiscal year, as we will continue to invest heavily in promotional activity to support the product launch.  We are making meaningful investment in the future growth of the company, which we expect to increase profits in fiscal 2013 and beyond.

“At the end of the third quarter we received increased orders for our Cat’s Pride cat litter from our largest customer.  We expect that our points of distribution with this customer will reach levels comparable to those during fiscal 2009 and that they will have a positive impact on our branded sales in the fourth quarter and beyond.

“We have filled two key senior management positions to support the growth and development of our business to business and international consumer products.  Steve Adolph joined the company to manage the Business-to-Business Products Group and our international subsidiaries in Canada and the UK.  His experience in international product development and marketing will be fundamental to the success of these business units.  Kevin Hayes was hired as the Global Sales Director for Amlan International, the company’s animal health division.”

Oil-Dri will release third quarter earnings on June 7, 2011 and hold its third quarter teleconference a few days later on June 17, 2011 at 10:00am CT, to accommodate our participants’ schedules.  If you are unable to attend but would like to have your questions addressed during the teleconference please submit them in writing to Ronda Williams at ronda.williams@oildri.com.  We will address all submitted questions during the teleconference rather than before it.  To listen to the call via the web, please visit www.streetevents.com or www.oildri.com.  An archived recording of the call and written transcripts of all teleconferences are posted on the Oil-Dri website.

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Cat’s Pride and Amlan International are registered trademarks of Oil-Dri Corporation of America.

Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for agricultural, horticultural, fluids purification, specialty markets, industrial and automotive, and is the world’s largest manufacturer of cat litter.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls.  Words such as “expect,” “outlook,” “forecast,” “would”, “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “believe”, “may,” “assume,” variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission.  Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

O I L - D R I C O R P O R A T I O N O F A M E R I C A

Consolidated Statements of Income
(in thousands, except for per share amounts)
(unaudited)
	Third Quarter Ended April 30,
	2011	% of Sales	2010	% of Sales
Net Sales	$55,538	100.0%	$56,259	100.0%
Cost of Sales	(43,631)	78.6%	(43,089)	76.6%
Gross Profit	11,907	21.4%	13,170	23.4%
Operating Expenses	(9,129)	16.4%	(9,369)	16.7%

Operating Income	2,778	5.0%	3,801	6.8%
Interest Expense	(550)	1.0%	(337)	0.6%
Other Income	396	0.7%	251	0.4%

Income Before Income Taxes	2,624	4.7%	3,715	6.6%
Income Taxes	(764)	1.4%	(1,129)	2.0%
Net Income	$1,860	3.3%	$2,586	4.6%

Net Income Per Share:
Basic Common	$0.28		$0.39
Basic Class B Common	$0.22		$0.29
Diluted	$0.26		$0.35

Average Shares Outstanding:
Basic Common	5,069		5,245
Basic Class B Common	1,914		1,897
Diluted	7,076		7,309

	Nine Months Ended April 30,
	2011	% of Sales	2010	% of Sales
Net Sales	$169,024	100.0%	$164,397	100.0%
Cost of Sales	(131,417)	77.8%	(126,234)	76.8%
Gross Profit	37,607	22.2%	38,163	23.2%
Operating Expenses	(27,953)	16.5%	(27,527)	16.7%

Operating Income	9,654	5.7%	10,636	6.5%
Interest Expense	(1,495)	0.9%	(1,052)	0.6%
Other Income	499	0.3%	407	0.2%

Income Before Income Taxes	8,658	5.1%	9,991	6.1%
Income Taxes	(2,502)	1.5%	(2,949)	1.8%
Net Income	$6,156	3.6%	$7,042	4.3%

Net Income Per Share:
Basic Common	$0.93		$1.06
Basic Class B Common	$0.72		$0.80
Diluted	$0.86		$0.96

Average Shares Outstanding:
Basic Common	5,079		5,215
Basic Class B Common	1,906		1,889
Diluted	7,105		7,285

O I L - D R I C O R P O R A T I O N O F A M E R I C A

Consolidated Balance Sheets
(in thousands, except for per share amounts)
(unaudited)
		As of April 30,
		2011	2010

Current Assets
Cash and Cash Equivalents		$15,452	$21,639
Investment in Short-term Securities		20,753	3,999
Accounts Receivable, net		26,269	26,721
Inventories		18,331	17,390
Prepaid Expenses		8,711	6,643
Other Current Assets
	Total Current Assets	89,516	76,392
Property, Plant and Equipment		66,535	61,865
Other Assets		15,308	15,282
Total Assets		$171,359	$153,539

Current Liabilities
Current Maturities of Notes Payable		$3,600	$3,500
Accounts Payable		7,612	5,974
Dividends Payable		1,059	1,003
Accrued Expenses		15,137	15,999
	Total Current Liabilities	27,408	26,476
Long-Term Liabilities
Notes Payable		29,700	14,800
Other Noncurrent Liabilities		20,857	18,521
	Total Long-Term Liabilities	50,557	33,321
Stockholders' Equity		93,394	93,742
Total Liabilities and Stockholders' Equity		$171,359	$153,539

Book Value Per Share Outstanding		$13.37	$13.20

Acquisitions of
Property, Plant and Equipment	Third Quarter	$5,437	$3,127
	Year to Date	$10,210	$7,945
Depreciation and Amortization Charges	Third Quarter	$2,130	$1,801
	Year to Date	$6,312	$5,512

O I L - D R I C O R P O R A T I O N O F A M E R I C A
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	For the Nine Months Ended
	April 30,
CASH FLOWS FROM OPERATING ACTIVITIES	2011	2010

Net Income	$6,156	$7,042

Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	6,312	5,512
Decrease in Accounts Receivable	867	2,297
(Increase) Decrease in Inventories	(2,308)	405
Increase in Accounts Payable	1,492	1,114
(Decrease) Increase in Accrued Expenses	(1,629)	1,729
Other	230	1,997
Total Adjustments	4,964	13,054
Net Cash Provided by Operating Activities	11,120	20,096

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(10,210)	(7,945)
Net (Purchases) Dispositions of Investment Securities	(14,914)	4,007
Other	142	345
Net Cash Used in Investing Activities	(24,982)	(3,593)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal Payments on Long-Term Debt	(3,500)	(3,200)
Dividends Paid	(3,158)	(2,995)
Purchase of Treasury Stock	(2,474)	(2,028)
Proceeds from Issuance of Long-Term Debt	18,500	--
Other	1,439	1,624
Net Cash Provided by (Used in) Financing Activities	10,807	(6,599)

Effect of exchange rate changes on cash and cash equivalents	(255)	(104)

Net (Decrease) Increase in Cash and Cash Equivalents	(3,310)	9,800
Cash and Cash Equivalents, Beginning of Year	18,762	11,839
Cash and Cash Equivalents, April 30	$15,452	$21,639